R.H. Donnelley Corp. Announces Completion of $1.0 Billion Senior Notes Offering

CARY, N.C. - October 2, 2007—R.H. Donnelley Corporation (NYSE: RHD; the “Company”), today announced that it has completed the issuance of $1 billion aggregate principal amount of its 8.875% series A-4 senior notes due 2017. The Company increased the aggregate principal amount of the offering to $1 billion of senior notes from the previously announced amount of $650 million . The Company offered the senior notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). A portion of the net proceeds from the issuance of the senior notes were used to repay the Company’s credit agreement. In addition, a portion of the net proceeds was contributed to R.H. Donnelley Inc., a wholly owned subsidiary of the Company (“RHDI”), in order to permit RHDI to repurchase its 10.875% senior subordinated notes due 2012, which were validly tendered in a tender offer and consent solicitation by RHDI and represented a majority of the aggregate principal amount outstanding, and to later repurchase additional senior subordinated notes that may be validly tendered prior to the expiration of the tender offer and consent solicitation and to later redeem any senior subordinated notes not tendered in the tender offer and consent solicitation. The Company may use any remaining proceeds for general corporate purposes.

The senior notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.

Contact:	Investors contact:

	Jenny Apker	or	Tom McCallum
	(919) 297-1129		(919) 447-4774

Media contact:

Mike Truell
(919) 297-1772